EXHIBIT 16.2



                           SCHEDULE FOR COMPUTATION OF
                          PERFORMANCE QUOTATIONS OF THE
               KAYNE ANDERSON SMALL-MID CAP RISING DIVIDENDS FUND

                              TOTAL RETURN FORMULA
                        n
                  P(1+T)  = ERV


Where:            P        =        a hypothetical initial payment of $1,000

                  T        =        average annual total return

                  n        =        number of years

                  ERV      =        ending  redeemable  value of  a hypothetical
                                    $1,000 payment made at the beginning of the 1,5 or 10 year periods at the end of each such period (or fractional portion thereof)


For the period from October 18, 1996 (inception) to December 31, 1996:

                             0.20
                  $1,000(1+T)     = $1,040.01 or a total return of 4.00%